Intrepid Announces First Quarter 2021 Results

DENVER, May 3, 2021 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the first quarter of 2021.

Key Takeaways for Q1 2021
•Net income of $2.5 million, or $0.18 per share
•Gross margin of $9.1 million, up $3.5 million or 62%, compared to the first quarter of 2020.
•Cash flow from operations of $19.1 million
•Adjusted EBITDA(1) of $12.9 million
•Water sales of $5.5 million
•Produced water recycling initiative well under way

"First quarter results benefited from strong potash and Trio® pricing and sales, leading to improvements in net income, gross margin and EBITDA compared to the prior year." said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "Under application of fertilizer in prior years and strong commodity prices continue to support fertilizer demand across our markets and we expect robust cash flow from operations will continue in the second quarter. Above-average evaporation at our potash facilities during the summer of 2020 will extend our production season into the second quarter and will allow us to meet the continued strong demand for fertilizer."

Jornayvaz continued, "We made substantial progress on our expansion into full-cycle water management during the quarter, increasing our recycling infrastructure and working to expand our current relationships with operators to include additional brine and recycled volumes. Oilfield activity continues to improve in the Delaware Basin with rig counts and permits steadily increasing throughout the first quarter which we expect will lead to improved oilfield segment results in future periods."

Consolidated Results

We generated a first quarter 2021 net income of $2.5 million, or $0.18 per share and a gross margin of $9.1 million. Net income increased compared to the prior year as improved fertilizer pricing, strong demand in agricultural markets, and increased byproduct sales drove improvements in the bottom line.

Prior year first quarter net loss was impacted by the accrual of a $10 million settlement payment agreed upon at our March settlement hearing relating to the Mosaic litigation and partially offset by a gain of $4.7 million on the restricted sale of 320 acres of fee land at the Intrepid South property.

Segment Highlights

Potash

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per ton data)
Sales	$43,578	$33,791
Gross margin	$8,673	$4,334

Potash sales volumes (in tons)	117	99
Potash production volumes (in tons)	113	137

Average potash net realized sales price per ton(1)	$282	$255

Sales in the first quarter of 2021 increased compared to the same period in 2020, due to an 18% increase in sales volume, an 11% increase in our average net realized sales price per ton and a $1.8 million increase in byproduct sales. Agricultural sales volumes benefited from good weather, strong commodity prices, and very strong early season demand for fertilizer.

Average net realized sales price per ton was higher due to price increases announced in the fourth quarter of 2020 and the first quarter of 2021. Magnesium chloride sales improved $1.3 million compared to the first quarter of 2020 as good evaporation during the summer of 2020 improved product availability compared to the prior year.

Potash production decreased 18% compared to the first quarter of 2020 due to lower brine grade at our HB facility and reduced run days at our Moab plant as we increased salt production to meet first quarter demand. Despite the decreased production in first quarter, we have sufficient inventory to meet the strong fertilizer demand in our markets and have significantly more inventory left to harvest in our solar evaporation ponds compared to the prior year. We expect to operate our potash facilities into the second quarter of 2021, compared to the prior year in which we ended our spring production in the mid-April.

Gross margin of $8.7 million in the first quarter of 2021 was a $4.3 million increase compared to the prior year first quarter due to the factors discussed above.

Trio®

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per ton data)
Sales	$23,694	$22,581
Gross deficit	$(70)	$(3,555)

Trio® sales volume (in tons)	69	76
Trio® production volume (in tons)	56	50

Average Trio® net realized sales price per ton(1)	$233	$193

Sales increased 5% for the first quarter of 2021, as compared to the same period in 2020 due to a 21% increase in average net realized sales price per ton, partially offset by a 9% decrease in Trio® tons sold. Sales volumes decreased as we continued to sell fewer tons into international markets as we focus on the higher priced domestic market.

Average net realized sales price per ton increased due to higher pricing announced during the fourth quarter of 2020 and the first quarter of 2021 and a decrease in international sales which generally have a lower net realized sales price per ton.

Production volume increased 12% in the first quarter of 2021, compared to the first quarter of 2020, as we converted more tons of work-in-process inventory to premium Trio®.

Our Trio® segment generated a negative gross margin of $0.1 million in the first quarter of 2021, compared to a negative gross margin of $3.6 million in the first quarter of 2020, due to the factors discussed above.

Oilfield Solutions

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Sales	$4,253	$7,741
Gross margin	$505	$4,844

Sales decreased $3.5 million in the first quarter of 2021, compared to the same period in 2020, mainly due to a $3.3 million decrease in water sales. Our oilfield solutions water sales and sales of other oilfield products and services decreased as the COVID-19 pandemic reduced oilfield activity from year-ago levels.

Cost of goods sold increased 29%, or $0.9 million in the first quarter of 2021, compared to the prior year, primarily a result of increased third-party water purchases to meet the significant daily refresh rates for certain fracs on our South ranch. During the first quarter of 2021, we sold a majority of our water from water rights on our South ranch, while in the first quarter of 2020 we sold a majority of our water from our Pecos and Caprock water rights. Our water sales from the South ranch water rights generally carry a higher cost of goods sold as compared to sales from our Pecos and Caprock water rights.
Gross margin decreased $4.3 million compared to the prior year, due to the factors discussed above.

Liquidity

Cash provided by operations was $19.1 million during the first quarter of 2021. Cash used in investing activities was $2.3 million as we continued to carefully manage capital spending due to economic uncertainty caused by the COVID-19 pandemic.

As of March 31, 2021, we had $36.0 million in cash and cash equivalents and $35.0 million available to borrow under our revolving credit facility.

Notes

1 Adjusted net income (loss), adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for May 4, 2021, at 12:00 p.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 6792.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and the impact of the COVID-19 pandemic on the company. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of Intrepid's products and services;
•challenges to Intrepid's water rights;

•Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•Intrepid’s ability to integrate the Intrepid South assets into its existing business and achieve the expected benefits of the acquisition;
•Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;
•the costs of, and Intrepid's ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•Intrepid's ability to prevail in outstanding legal proceedings against it;
•Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•Intrepid's inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on Intrepid's business, operations, liquidity, financial condition, and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Vice President - Finance
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Sales	$71,463	$63,984
Less:
Freight costs	12,078	11,860
Warehousing and handling costs	2,632	2,904
Cost of goods sold	47,645	43,047
Lower of cost or net realizable value inventory adjustments	—	550
Gross Margin	9,108	5,623

Selling and administrative	5,791	6,599
Accretion of asset retirement obligation	441	435
Litigation settlement	—	10,075
Loss (gain) on sale of assets	2	(4,696)
Other operating expense (income)	6	(11)
Operating Income (Loss)	2,868	(6,779)

Other Income (Expense)
Interest expense, net	(426)	(792)
Interest income	—	116
Other income	9	16
Income (Loss) Before Income Taxes	2,451	(7,439)

Income Tax Benefit	—	42
Net Income (Loss)	$2,451	$(7,397)

Weighted Average Shares Outstanding:
Basic	13,054	12,957
Diluted	13,297	12,957
Earnings Per Share:
Basic	$0.19	$(0.57)
Diluted	$0.18	$(0.57)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2021 AND DECEMBER 31, 2020
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$35,995	$19,515
Accounts receivable:
Trade, net	36,898	22,795
Other receivables, net	2,298	1,577
Inventory, net	78,919	88,673
Prepaid expenses and other current assets	2,906	3,228
Total current assets	157,016	135,788

Property, plant, equipment, and mineral properties, net	348,945	355,497
Water rights	19,184	19,184
Long-term parts inventory, net	29,359	28,900
Other assets, net	10,676	10,819
Total Assets	$565,180	$550,188

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$13,648	$7,278
Accrued liabilities	13,080	12,701
Accrued employee compensation and benefits	5,928	4,422
Current portion of long-term debt, net	10,000	10,000
Other current liabilities	36,264	32,816
Total current liabilities	78,920	67,217

Advances on credit facility	29,817	29,817
Long-term debt, net	14,912	14,926
Asset retirement obligation	24,313	23,872
Operating lease liabilities	1,851	2,136
Other non-current liabilities	928	961
Total Liabilities	150,741	138,929

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,065,654 and 13,049,820 shares outstanding
at March 31, 2021, and December 31, 2020, respectively	13	13
Additional paid-in capital	657,566	656,837
Accumulated deficit	(243,140)	(245,591)
Total Stockholders' Equity	414,439	411,259
Total Liabilities and Stockholders' Equity	$565,180	$550,188

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$2,451	$(7,397)
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for doubtful accounts	—	275
Depreciation, depletion and amortization	9,481	9,586
Accretion of asset retirement obligation	441	435
Amortization of deferred financing costs	68	86
Amortization of intangible assets	80	80
Stock-based compensation	890	1,032
Accrual for litigation settlement	—	10,075
Lower of cost or net realizable value inventory adjustments	—	550
Loss (gain) on disposal of assets	2	(4,696)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(14,103)	(8,388)
Other receivables, net	(720)	(308)
Inventory, net	9,293	4,976
Prepaid expenses and other current assets	358	857
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	7,978	8,119
Operating lease liabilities	(525)	(552)
Other liabilities	3,415	41
Net cash provided by operating activities	19,109	14,771

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(2,360)	(5,710)
Proceeds from sale of assets	47	4,786
Net cash used in investing activities	(2,313)	(924)

Cash Flows from Financing Activities:
Debt prepayment costs	(2)	—
Repayments of long-term debt	(22)	—
Payments of financing lease	(107)	—
Proceeds from short-term borrowings on credit facility	—	10,000
Employee tax withholding paid for restricted stock upon vesting	(204)	(49)
Proceeds from exercise of stock options	43	—
Net cash (used in) provided by financing activities	(292)	9,951

Net Change in Cash, Cash Equivalents and Restricted Cash	16,504	23,798
Cash, Cash Equivalents and Restricted Cash, beginning of period	20,184	21,239
Cash, Cash Equivalents and Restricted Cash, end of period	$36,688	$45,037

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except per share amounts)

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net Income (Loss)	$2,451	$(7,397)
Adjustments
Litigation Settlement	—	10,075
Gain on land sale	—	(4,696)
Total adjustments	—	5,379
Adjusted Net Income (Loss)	$2,451	$(2,018)

Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended March 31,
	2021	2020
Net Income (Loss) Per Diluted Share	$0.18	$(0.57)
Adjustments
Litigation settlement	—	0.78
Gain on land sale	—	(0.36)
Total adjustments	—	0.42
Adjusted Net Income (Loss) Per Diluted Share	$0.18	$(0.15)

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except per share amounts)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net Income (Loss)	$2,451	$(7,397)
Litigation settlement	—	10,075
Gain on land sale	—	(4,696)
Interest expense	426	792
Income tax benefit	—	(42)
Depreciation, depletion, and amortization	9,481	9,586
Amortization of intangible assets	80	80
Accretion of asset retirement obligation	441	435
Total adjustments	10,428	16,230
Adjusted EBITDA	$12,879	$8,833

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except per share amounts)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2021		2020
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$43,578	$23,694	$33,791	$22,581
Less: Segment byproduct sales	5,784	1,180	3,973	1,380
Freight costs	4,809	6,440	4,540	6,534
Subtotal	$32,985	$16,074	$25,278	$14,667

Divided by:
Tons sold	117	69	99	76
Average net realized sales price per ton	$282	$233	$255	$193

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands)

	Three Months Ended March 31, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$37,794	$—	$—	$(62)	$37,732
Trio®	—	22,514	—	—	22,514
Water	1,159	984	3,343	—	5,486
Salt	2,039	196	—	—	2,235
Magnesium Chloride	2,028	—	—	—	2,028
Brine Water	558	—	205	—	763
Other	—	—	705	—	705
Total Revenue	$43,578	$23,694	$4,253	$(62)	$71,463

	Three Months Ended March 31, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$29,818	$—	$—	$(129)	$29,689
Trio®	—	21,201	—	—	21,201
Water	583	1,247	6,661	—	8,491
Salt	2,096	133	—	—	2,229
Magnesium Chloride	759	—	—	—	759
Brine Water	535	—	31	—	566
Other	—	—	1,049	—	1,049
Total Revenue	$33,791	$22,581	$7,741	$(129)	$63,984

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands)

Three Months Ended March 31, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$43,578	$23,694	$4,253	$(62)	$71,463
Less: Freight costs	5,700	6,440	—	(62)	12,078
Warehousing and handling costs	1,456	1,176	—	—	2,632
Cost of goods sold	27,749	16,148	3,748	—	47,645
Gross Margin (Deficit)	$8,673	$(70)	$505	$—	$9,108
Depreciation, depletion, and amortization incurred[1]	$7,178	$1,507	$688	$188	$9,561

Three Months Ended March 31, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$33,791	$22,581	$7,741	$(129)	$63,984
Less: Freight costs	5,441	6,548	—	(129)	11,860
Warehousing and handling costs	1,296	1,608	—	—	2,904
Cost of goods sold	22,720	17,430	2,897	—	43,047
Lower of cost or net realizable value inventory adjustments	—	550	—	—	550
Gross Margin (Deficit)	$4,334	$(3,555)	$4,844	$—	$5,623
Depreciation, depletion, and amortization incurred[1]	$7,312	$1,508	$632	$214	$9,666
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.